Exhibit 3.1

AMENDMENT TO THE BYLAWS OF

CITIZENS COMMUNITY BANCORP, INC.

Effective as of April 23, 2020, the Board of Directors of Citizens Community Bancorp, Inc. (the “Corporation”) hereby amends ARTICLE I - STOCKHOLDERS, Section 10 – CONTROL SHARE ACQUISITION ACT of the Bylaws of the Corporation and restates such Section in its entirety as follows:

Section 10. CONTROL SHARE ACQUISITION ACT.

Notwithstanding any other provision of the Charter of the Corporation or these Bylaws, Title 3, Subtitle 7 of the MGCL or any successor statute (the “Control Share Acquisition Act”) shall not apply to any acquisition on or after April 23, 2020 and on or before October 23, 2021 by any person (as defined in the MGCL) of shares of stock of the Corporation if such acquisition has been approved, in advance, by a majority of the directors of the Corporation who are not Associates (as defined in the Control Share Acquisition Act) of such person. Notwithstanding any other provision of the Charter of the Corporation or these Bylaws, the Control Share Acquisition Act shall not apply to any acquisition after October 23, 2021 by any person of shares of stock of the Corporation. This Section 10 may be repealed, in whole or in part, at any time, whether before or after an acquisition of Control Shares (as defined in the Control Share Acquisition Act) and, upon such repeal, the Control Share Acquisition Act may, to the extent provided by any successor bylaw, apply to any prior or subsequent Control Share Acquisition (as defined in the Control Share Acquisition Act).